As filed with the U.S. Securities and Exchange Commission on March 31, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ClearSign Technologies Corporation

(Exact name of Registrant as specified in its charter)

Delaware	26-2056298
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

8023 East 63rd Place, Suite 101 Tulsa, Oklahoma	74133
(Address of Principal Executive Offices)	(Zip Code)

ClearSign Technologies Corporation 2021 Equity Incentive Plan

(Full title of the plan)

Brent Hinds

Chief Financial Officer

ClearSign Technologies Corporation

8023 East 63rd Place, Suite 101

Tulsa, Oklahoma 74133

(918) 236-6461

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Blake Baron, Esq.

Nimish Patel, Esq.

Gabriel Miranda, Esq.

Mitchell Silberberg & Knupp LLP

437 Madison Avenue

New York, New York 10022

Phone: (212) 509-3900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

REGISTRATION OF ADDITIONAL SHARES

PURSUANT TO GENERAL INSTRUCTION E

Pursuant to General Instruction E of Form S-8, ClearSign Technologies Corporation (“Registrant”) is filing this Registration Statement on Form S-8 with the U.S. Securities and Exchange Commission (the “Commission”) to register 400,000 additional shares of the Registrant’s common stock for issuance under the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”), pursuant to the provisions of the 2021 Plan that provide for an automatic annual increase in the number of shares reserved for issuance under the 2021 Plan. This Registration Statement hereby incorporates by reference the contents of the Registrant’s registration statement on Form S-8 filed with the Commission on July 2, 2021 (File No. 333-257659), April 26, 2022 (File No. 333-264492), March 31, 2023 (File No. 333-271042) and April 1, 2024 (File No. 333-278411). In accordance with the instructional note to Part I of Form S-8 as promulgated by the Commission, the information specified by Part I of Form S-8 has been omitted from this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant incorporates by reference into this Registration Statement the following documents:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on March 31, 2025;

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant's Annual Report referred to in (a) above; and

(c)	The description of the Registrant’s Common Stock set forth in Exhibit 4.1 of the Registrant’s Annual Report for the fiscal year ended December 31, 2024, on Form 10-K filed with the Commission on March 31, 2025, including any future amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, (which does not include information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated therein) after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of the filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

As permitted by Section 102 of the Delaware General Corporation Law (the “DGCL”), the Registrant’s Certificate of Incorporation (as amended from time to time, the “Certificate of Incorporation”) and Bylaws (the “Bylaws”) contain provisions that limit or eliminate the personal liability of the Registrant’s officers and directors for a breach of their fiduciary duty as a director and/or officer, as applicable. For example, the fiduciary duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. The Certificate of Incorporation will also authorize the Registrant to indemnify officers, directors, and other agents of the Registrant to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the DGCL, the Bylaws will provide that:

●	the Registrant may indemnify directors, officers, and employees of the Registrant to the fullest extent permitted by the DGCL, subject to limited exceptions; and

●	the rights provided in the Bylaws are not exclusive.

The Certificate of Incorporation and Bylaws provide for the indemnification provisions described above. The Registrant has entered into, and intends to continue to enter into, separate indemnification agreements with the Registrant’s directors and officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements generally requires the Registrant, among other things, to indemnify the Registrant’s officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally requires the Registrant to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

The Registrant has purchased and currently maintains insurance on behalf of each and every person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

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Item 7. Exemption from Registration Claimed.

Not applicable.

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Item 8. Exhibits.

Exhibit No.	Description of Document
4.1	Certificate of Incorporation of ClearSign Technologies Corporation, a Delaware corporation(incorporated by reference to Exhibit 3.3 to the Company’s Form 8-K filed with the Securities and Exchange Commission on June 15, 2023).

4.2	Certificate of Amendment, as filed with the Secretary of the State of Delaware on June 26, 2024 (incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K filed with the Securities and Exchange Commission on June 26, 2024).

4.3	Bylaws of ClearSign Technologies Corporation, a Delaware corporation (incorporated by reference to Exhibit 3.4 to the Company’s Form 8-K filed with the Securities and Exchange Commission on June 15, 2023).

5.1*	Opinion of Mitchell Silberberg & Knupp LLP.

23.1*	Consent of BPM CPA LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Mitchell Silberberg & Knupp LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page hereto).

99.1	ClearSign Technologies Corporation 2021 Equity Incentive Plan (incorporated by reference to Appendix A from the Company’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on May 7, 2021).

99.2	2021 Equity Incentive Plan Form of Stock Option Award Agreement (incorporated by reference to Exhibit 10.13 to the Company’s Form 10-K filed with the Securities and Exchange Commission on March 31, 2022).

99.3	2021 Equity Incentive Plan Form of Restricted Stock Unit Award Agreement (incorporated by reference to Exhibit 10.14 to the Company’s Form 10-K filed with the Securities and Exchange Commission on March 31, 2022).

99.4	2021 Equity Incentive Plan Form of Restricted Stock Award Agreement (incorporated by reference to Exhibit 10.15 to the Company’s Form 10-K filed with the Securities and Exchange Commission on March 31, 2022).

107*	Filing Fee Table.

*	Filed herewith

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Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	to include any prospectus required by section 10(a)(3) of the Securities Act;

ii.	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on March 31, 2025.

CLEARSIGN TECHNOLOGIES CORPORATION

By:	/s/ Colin James Deller
Colin James Deller Chief Executive Officer

By	/s/ Brent Hinds
Brent Hinds Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of ClearSign Technologies Corporation (the “Company”), hereby constitute and appoint Colin James Deller and Brent Hinds and each of them, the true and lawful agents and attorneys-in-fact of the undersigned with full power and authority in said agents and attorneys-in-fact, and in any one or more of them, to sign for the undersigned and in their respective names as an officer/director of the Company, a registration statement on Form S-8 (or other appropriate form) relating to the offer and sale of common stock of the Company pursuant to this Registration Statement and any amendments thereto and file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and with full power of substitution; hereby ratifying and confirming all that each of said attorneys-in-fact, or his/her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Colin James Deller	Chief Executive Officer and Director	March 31, 2025
Colin James Deller	(Principal Executive Officer)

/s/ Brent Hinds	Chief Financial Officer	March 31, 2025
Brent Hinds	(Principal Financial and Accounting Officer)

/s/ Catharine de Lacy	Director	March 31, 2025
Catharine de Lacy

/s/ David M. Maley	Director	March 31, 2025
David M. Maley

/s/ Judith S. Schrecker	Director	March 31, 2025
Judith Schrecker

/s/ Todd Silva	Director	March 31, 2025
Todd Silva